Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact Details:

FTE Networks, Inc.

Sarah Winner, VP Marketing and Communications

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

Email: swinner@ftenet.com

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter or Matthew Abenante

(212) 564-4700

Email: matthew@plrinvest.com

FTE Networks, Inc. Appoints Luisa Ingargiola to its Board of Directors

NAPLES, FL (February 16, 2016) - FTE Networks, Inc. (OTC Pink: FTNW) ("FTE" or the "Company"), a leading networking infrastructure service solutions provider in the technology and telecommunications vertical, is pleased to announce the appointment of Luisa Ingargiola to the Company’s Board of Directors and Chair of the Audit Committee.

Luisa Ingargiola is the Chief Financial Officer for Magne Gas, a NASDAQ listed technology company, which produces a plasma based system for the gasification and sterilization of liquid waste. Mrs. Ingargiola currently serves as a Board Director for The JBF Foundation Worldwide and CES Synergies, Inc., where she also serves as the Audit Committee Chair.

Prior to joining Magne Gas, Mrs. Ingargiola worked as a Budget and Expense Manager for MetLife Insurance Company. In this capacity she managed a $30-million-dollar annual budget. Her responsibilities included budget implementation, expense and variance analysis and financial reporting. Luisa previously served as a Board Director, Audit Committee Chair for CBD Energy Limited in 2014.

Mrs. Ingargiola received her Bachelor’s Degree from Boston University and her Master’s Degree from the University of South Florida.

"We are extremely fortunate to be able to add Luisa to the FTE Board,” said Michael Palleschi, FTE Networks Chairman and Chief Executive Officer. “Her significant audit and compliance experience with NASDAQ companies will prove invaluable as FTE continues to grow and mature into a long-established public company and industry leader in the telecommunications space.”

About FTE Networks, Inc.

FTE Networks, Inc., and its wholly owned subsidiaries, is a leading international networking infrastructure service solutions company. We design, build, and support telecommunications and technology systems and infrastructure services for Fortune 500 companies operating four (4) industry segments: Data Center Infrastructure, Fiber Optics, Wireless Integration, and Surveillance & Security. FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe.

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Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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